UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 22, 2006
M.D.C. Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
4350 South Monaco Street, Suite 500, Denver, Colorado 80237
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 773-1100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On March 22, 2006, M.D.C. Holdings, Inc. (the “Company”) entered into a five year $1.250 billion unsecured revolving credit facility with JPMorgan Chase Bank, N.A. as Administrative Agent; Wachovia Bank, National Association as Syndication Agent; BNP Paribas, Citicorp North America, Inc., The Royal Bank of Scotland plc, SunTrust Bank and U.S. Bank National Association as Documentation Agents; Bank of America, N.A. and Guaranty Bank as Senior Managing Agents; California Bank & Trust, Comerica Bank and Washington Mutual Bank, FA as Managing Agents; AmSouth Bank, KeyBank National Association, Mizuho Corporate Bank, Ltd., Natexis Banque Populaires, PNC Bank, National Association and RBC Centura Bank as Co-Agents; and Bank of the West, Calyon New York Branch, City National Bank, Compass Bank and Fifth Third Bank as additional lenders. J.P. Morgan Securities Inc. acted as Sole Arranger and Sole Bookmanager for the new facility.
     The description of the Second Amended and Restated Credit Agreement (the “Credit Agreement”) provided below is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement. The Credit Agreement also provides access to an additional $500 million of financing through an accordion feature under which the aggregate commitment may be increased up to $1.750 billion, subject to the availability of additional commitments. The credit facility includes a $30 million swing line commitment and a $500 million sublimit for issuance of letters of credit.
     Amounts borrowed under the Credit Agreement are guaranteed on a joint and several basis by all of the Company’s significant homebuilding subsidiaries, as defined in the Credit Agreement. Such guarantees are full and unconditional.
     Interest rates on outstanding borrowings are determined by reference to LIBOR, with margins determined based on changes in the Company’s credit ratings and leverage ratio, or to an alternate base rate, as described in the Credit Agreement.
     The Credit Agreement contains various representations, warranties and affirmative, negative and financial covenants customary for financings of this type. The negative covenants include certain limitations on indebtedness, mergers, sales of assets, investments and acquisitions, the creation of liens, transactions with affiliates and other matters. The financial covenants include a consolidated tangible net worth test, a leverage test, an interest coverage test and a consolidated tangible net worth floor. A failure to satisfy the consolidated tangible net worth test or the leverage test results in the commencement of a term out period for the facility.
     The Credit Agreement also has customary defaults, including nonpayment of principal, interest, or fees; material misrepresentations; breach of other terms or provisions not remedied within 30 days; cross-defaults to monetary default of other indebtedness; bankruptcy or insolvency; unstayed judgments; and other matters. In an event of default under the Credit Agreement, the obligations of the lenders to make loans or issue letters of credit terminate and the amounts outstanding, including all accrued interest and unpaid fees, become immediately due and payable.
     The Credit Agreement will be used for acquisition, development and/or holding of real property, the construction of improvements in connection with homebuilding or other related Company businesses, general corporate purposes and repayment of advances. Letters of credit outstanding under the previous credit facility have been transferred under the new Credit Agreement.
     The Credit Agreement will mature on March 21, 2011. A copy of the Credit Agreement is filed with this Form 8-K.
ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
     Effective March 22, 2006, the Credit Agreement referenced in Item 1.01 above replaced the Company’s existing $1.058 billion revolving credit facility. The disclosure contained in Item 1.01 is incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
     The disclosure contained in Item 1.01 and Item 1.02 is incorporated herein by reference.

ITEM 9.01 EXHIBITS

Exhibit Number	Description
Exhibit 10.1	Second Amended and Restated Credit Agreement, dated as of March 22, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.
Dated: March 23, 2006	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
Exhibit 10.1	Second Amended and Restated Credit Agreement, dated as of March 22, 2006.